EXHIBIT 23



                           CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Federal Signal Corporation of our report dated January 25, 1994, except for Note K as to which the date is February 3, 1994, included in the 1993 Annual Report to Shareholders of Federal Signal Corporation.

     Our audits also included the financial statement schedules of Federal Signal Corporation listed in item 14(a)2. These schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-12876, 33-22311, 33-38494, 33-41721 and 33-
     49476) pertaining to the Stock Option Plan and Employee Savings and Investment Plans of our report dated January 25, 1994, except for Note K as to which the date is February 3, 1994, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Federal Signal Corporation.



                                                  Ernst & Young


     Chicago, Illinois
     March 25, 1994